RELIASTAR INVESTMENT RESEARCH, INC.

                        CODE OF ETHICS & POLICY STATEMENT

         PURSUANT TO RULE 17J-1 UNDER THE INVESTMENT COMPANY ACT OF 1940
                                       AND
             POLICIES AND PROCEDURES TO PREVENT MISUSE OF NON-PUBLIC
             INFORMATION PURSUANT TO SECTION 204A OF THE INVESTMENT
                              ADVISERS ACT OF 1940

                                  INTRODUCTION

This Code of Ethics (the "Code") shall apply to all employees, officers, and directors ("associated persons") of ReliaStar Investment Research, Inc. ("RIR"), an investment adviser.

RIR's Policy Statement does not apply to personal transactions in securities issued or guaranteed by the United States government or its agencies or instrumentalities, banker's acceptances, bank demand or time deposits, repurchase agreements, and shares of registered open-end investment companies.

Beneficial ownership, as referred to within this Code and Policy Statement, includes both direct and indirect ownership and also includes, but is not limited to, accounts held by immediate family members in the same household and certain trust accounts if the associated person has influence or control over those accounts.

THE CODE:

* sets forth general principles by which all associated persons shall conduct their activities,
* governs conflicts of interest in personal securities transactions that may arise when employees invest in securities that are held, or to be acquired, by accounts for which RIR acts as the investment adviser ("managed accounts"),
* prevents circumstances that may result in an actual or potential conflict of interest or the appearance thereof,
*    prevents abuse of an individual's position of trust and responsibility, and
* includes policies and procedures ("Policy Statement") required by Section 204A of the Investment Advisers Act of 1940, as amended, which are designed to prevent any associated person from trading in securities while in possession of material, non-public information ("insider trading").

EVERY ASSOCIATED PERSON MUST READ, ACKNOWLEDGE RECEIPT AND UNDERSTANDING OF, AND RETAIN THIS CODE AND POLICY STATEMENT. ANY QUESTIONS REGARDING THE CODE AND POLICY STATEMENT SHOULD BE REFERRED TO THE DIRECTOR OF COMPLIANCE.
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                          THE CODE AND POLICY STATEMENT

I.   STATEMENT OF GENERAL PRINCIPLES AND PROHIBITED CONDUCT

     A.   GENERAL PRINCIPLES.

          As fiduciaries, all associated persons have a duty at all times to place the interests of clients above their own interests, and never to take inappropriate advantage of their position. All associated persons are prohibited from engaging in, or recommending, any securities transaction which places or appears to place their own interests above that of any client, and shall ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual, potential or appearance of a conflict of interest or any abuse of an associated person's position of trust and responsibility.

     B.   PROHIBITED CONDUCT.

          1. SUBSTANTIAL INTEREST IN A TRANSACTION: All associated persons shall refrain from participating in any transaction in which they or a related party have a substantial interest; i.e., a transaction in which there is, or might appear to be, a conflict by reason of his or her association as an employee or otherwise with another nonaffiliated business or corporation. Accordingly, no associated person shall participate in the discussion, analysis, or negotiation of, or vote or otherwise act upon the making of any loan to, or the making of any investment in the stock or other securities of, or the purchase or sale by the company of anything of value from or to, any nonaffiliated corporation or firm in which he or she or a member of his or her family is an officer, director, member, or employee, or in which he or she or a family member has a substantial interest as a stockholder or otherwise, or from which he or she or a family member receives any fee or other remuneration, or gratuity having more than a nominal value.

               Without limiting the meaning of a substantial interest, it shall be understood that an associated person, or a member of his or her family will be deemed to have a substantial interest in any firm or corporation in which such person is an officer or director, or owns 1% or more of the outstanding stock or other securities, or in which such person's ownership of stock and other securities amounts to 10% or more of such person's total net worth. Any loan to or from or interest in the non-publicly traded stock of a nonaffiliated firm or corporation will be regarded as a substantial interest. The existence of an

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               interest-bearing  loan, at normal rates prevailing at the time of the actual borrowing, from a recognized financial institution will not be regarded as a substantial interest.

          2. DISCLOSURE OF PERSONAL INTEREST IN SECURITIES/ISSUERS: In addition to the restrictions set forth in the above Section (I.B.1.), all associated persons are prohibited from recommending securities transactions to any client without disclosing his or her beneficial interest, if any, in the issuer.

               If the associated person is required to make a disclosure pursuant to this section, they must disclose:

               a) any direct or indirect beneficial ownership of any securities of such issuer;
               b)   any   contemplated   transaction  by  such  person  in  such
                    securities;
               c)   any position with such issuer or its affiliates;
               d) any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

          3. CONFIDENTIAL INFORMATION. All associated persons are prohibited from divulging clients' current portfolio positions, and current and anticipated portfolio transactions to anyone unless it is properly within his or her duties to do so.

               Additionally, all associated persons are prohibited from engaging in any securities transaction for their own benefit or the benefit of others, while in possession of MATERIAL, NON-PUBLIC INFORMATION concerning such securities. MATERIAL INFORMATION means information which there is a substantial likelihood that a reasonable investor would consider important in making his or her investment decisions, or information that is reasonably certain to have an effect on the price of a company's securities.
               Information is NON-PUBLIC until it has been effectively communicated to the marketplace. Information in your possession that you identify as material and non-public may not be communicated to anyone, including other employees who are not authorized to have access to such information. In addition, care should be taken so that such information is secure. For example, files containing material, non-public information should be locked and access to computer files containing material non-public information should be restricted.

               PENALTIES FOR TRADING ON OR MERELY COMMUNICATING MATERIAL, NON-PUBLIC INFORMATION ARE SEVERE, BOTH FOR THE INDIVIDUALS INVOLVED IN SUCH UNLAWFUL CONDUCT AND THEIR EMPLOYERS. A PERSON

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               CAN BE SUBJECT TO SOME OR ALL OF THE FOLLOWING  PENALTIES EVEN IF
               HE OR SHE DOES NOT PERSONALLY BENEFIT FROM THE VIOLATION. PENALTIES INCLUDE: (1) TREBLE DAMAGES (FINES FOR THE PERSON WHO COMMITTED THE VIOLATION OF UP TO THREE TIMES THE PROFIT GAINED OR LOSS AVOIDED, WHETHER OR NOT THE PERSON ACTUALLY BENEFITED); (2) CIVIL FINES (FOR THE EMPLOYER OR OTHER CONTROLLING PERSON) TO THE GREATER OF $1 MILLION OR THREE TIMES THE AMOUNT OF THE PROFIT GAINED OR LOSS AVOIDED; (3) CRIMINAL PENALTIES (OF UP TO $2.5
               MILLION);   (4)  JAIL   SENTENCES  (OF  UP  TO  10  YEARS);   (5)
               DISGORGEMENT OF PROFITS; AND (6) CIVIL INJUNCTIONS.

               Additionally, employees are prohibited from trading, both for their accounts in which they have a beneficial interest and for clients' accounts, in securities that are on the RESTRICTED LIST. The Restricted List contains issuers as to which either RIR, or its investment adviser affiliate Washington Square Advisers, Inc. ("WSA"), may be in possession of material non-public information. In the event that an associated person comes into possession of material non-public information about an issuer of securities, that person shall promptly notify the Director of Compliance, so that this issuer can be placed on the Restricted List.

          4. INITIAL PUBLIC OFFERINGS. Associated persons are prohibited from acquiring any securities in an initial public offering.

          5. CLIENT SECURITIES. Except for stock and bond securities of ReliaStar Financial Corporation ("RFC") and RFC stock options issued pursuant to an employee stock option plan, associated persons are prohibited from acquiring any securities, options on such securities, or short-selling any security or option that is issued by a RIR or WSA advisory client.

          6. PRIVATE PLACEMENTS. Associated persons are prohibited from investing in private placements of an Issuer if any securities of that Issuer is held in any managed account (including managed accounts of WSA). Any other private placement investment will require prior written approval of the employee's supervisor and RIR's Director of Compliance. After receipt of the necessary approval and the acquisition, associated persons are required to disclose that investment and not participate in any subsequent consideration of any investment in the same issuer for a managed account. A managed account will have priority in any transaction in which the investment is suitable for the managed account.

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          7.   BLACKOUT PERIODS.  Associated persons will not knowingly purchase or sell a security within seven days of a purchase or sale of any security of the Issuer in a RIR or WSA managed account (based on trade date).

          8. GIFTS. No investment personnel may accept a gift (other than one of de minimis value) from any person that does business with, or on behalf of, ReliaStar Investment Research, Inc.

          9. SERVICE AS DIRECTORS. No investment personnel may serve on the Board of Directors of a publicly traded company without prior authorization of RIR's senior management. Authorization shall be granted only where such service is consistent with the interests of all managed accounts, and procedures shall be established to prevent conflicts of interest with respect to any investment considered by a managed account in the issuer on whose Board the associated person is serving.

               In addition to the penalties set forth in I(B)(3), penalties for violations of Rule 17j-1 of the Investment Company Act of 1940, as amended, may include fines of up to $10,000, as well as jail sentences of up to five years.

               Any violation of this Code and Policy Statement can also be expected to result in serious sanctions within ReliaStar Investment Research, Inc. including dismissal of the persons involved and the imposition of monetary sanctions, and any profits realized in a transaction in violation of this Code shall be disgorged in accordance with procedures established by senior management.

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
II.  REPORTING OF PERSONAL SECURITIES TRANSACTIONS

     NOTE: ALL OFFICERS AND DIRECTORS OF RIR WHO ARE NOT ACTIVE IN THE DAY-TO-DAY MANAGEMENT OF THE FIRM WILL SUBMIT THE INFORMATION REQUESTED IN
     SECTION II TO THE LEGAL DIVISION OF RELIASTAR FINANCIAL CORP. A SUMMARY REPORT WILL BE PRODUCED BY THE LEGAL DIVISION AND REVIEWED BY RIR'S PRESIDENT AND DIRECTOR OF COMPLIANCE.

     A. Within 30 days of receiving this Code and Policy Statement, all associated persons must submit to the Director of Compliance a statement of all securities in which he or she presently has any direct or indirect beneficial ownership. Such statement shall be in the format contained in Exhibit A. Such statement will also be submitted by all new employees upon their employment by RIR. If, after submitting the Statement of Security Holdings as described in Exhibit A, an associated person opens a brokerage account, he or she is required to send written notification of such fact to the Director of Compliance PRIOR TO engaging in any transactions through such account.

     B. All associated persons engaging in personal securities transactions shall have duplicate confirmation of such securities transactions sent by their broker/dealer(s) to the attention of the Director of Compliance at RIR. The Director of Compliance shall send a letter, as shown in Exhibit B (which shall be signed by the associated person), to the broker/dealer(s) or other entity in order to ensure receipt of duplicate confirmation. All information relating to personal securities transactions received by the Director of Compliance shall be treated as "personal and confidential" but will be available for inspection by the Board of Directors, General Counsel, and the RIR's appropriate regulatory agencies. In addition to review by the Director of Compliance, personal securities transactions (with the omission of the associated persons' names) are reviewed on a monthly basis by the President of RIR, the President of RIR's research affiliate, WSA, and RIR's General Counsel.

     C. Quarterly, each associated person shall complete a Personal Securities Transactions Report in the form of Exhibit C which shall certify thereon that all personal transactions are reported for the period or the associated person completed no transactions.

     D. Yearly, each associated person shall complete a certification in the form of Exhibit D that they have read and understand the Code and Policy Statement, and have complied in all respects with the requirements thereof, including reporting all personal transactions required to be reported.

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III. WAIVERS AND INTERPRETATIONS

     In unusual circumstances, an associated person may obtain a waiver of specific provisions of this Code. To obtain a waiver, the associated person must submit an application for a waiver, in writing, setting out the reasons for the requested waiver and certifying that actions taken pursuant to the waiver will not involve any improper use of information or position. A request for a waiver must be approved by the President and the Director of Compliance.

     The Director of Compliance shall have the authority to interpret the provisions of this Code.

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                                                                       EXHIBIT A

                         STATEMENT OF SECURITY HOLDINGS

                                As of __________

1. Attach a list of all securities in which you, your immediate family, any other member of your immediate household, or any trust or estate of which you or your spouse is a trustee or fiduciary or beneficiary, or any person for whom you direct or effect transactions under a power of attorney or otherwise maintain a beneficial interest. SECURITIES ISSUED OR GUARANTEED BY THE U.S. GOVERNMENT OR ITS AGENCIES OR INSTRUMENTALITIES, BANKER'S ACCEPTANCES, BANK CERTIFICATES OF DEPOSIT AND TIME DEPOSITS, COMMERCIAL PAPER, REPURCHASE AGREEMENTS AND SHARES OF REGISTERED OPEN-END INVESTMENT COMPANIES NEED NOT BE LISTED.

     Check if none

2. List below or in an attachment the name and address of all broker/dealers with whom you maintain an account (including account numbers).

     -----------------------------------     -----------------------------------

     -----------------------------------     -----------------------------------

     -----------------------------------     -----------------------------------

     -----------------------------------     -----------------------------------

     Check if none

3. List below or in an attachment an individual gift greater than $100 in value, or all gifts from a single source with a value which exceeds $250 or all gifts if their combined value exceeds $500, that you have received in the previous year from persons doing business with ReliaStar Investment Research, Inc., the approximate value of the gift received, the individual that gave you the gift, and the firm that the individual is associated with.

     -----------------------------------     -----------------------------------

     -----------------------------------     -----------------------------------

     -----------------------------------     -----------------------------------

     -----------------------------------     -----------------------------------

     Check if none

I certify that the statements made by me on this form are true, complete, and correct to the best of my knowledge and belief, and are made in good faith.

Date:                                   Signature:
     -------------------------------               -----------------------------

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                                                                       EXHIBIT B

                               (On RIR Letterhead)



                                      Date


Contact
Broker/Dealer or Other Entity
Address

Dear Sir or Madame:

This letter will serve as our request for duplicate trade confirms pertaining to the account referenced below (an employee of ReliaStar Investment Research, Inc.) to be sent to the Director of Compliance at the address indicated on this letterhead:

          Account Name ______________

          Account Number ____________

Thank you for your assistance with this matter.

                                        Cordially,


                                        Director of Compliance


I hereby notify you that I am an associated person of RIR. Please comply with the request set forth above.

                                        Cordially,


                                        ----------------------------------------
                                        Signature


                                        ----------------------------------------
                                        Print Name

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                                                                       EXHIBIT C

TO:

FROM:  Steve Buchert
       RIR, Route 5750

DATE:

RE:    Personal Securities Transactions Report


                               REPLY REQUIRED ASAP


Federal Regulations, enforced by surprise inspections, require RIR to keep a record of its associates personal securities transactions. Even if you have not had any personal transactions, you must respond to this memo. If you receive this memo, no trades were reported for your account for the previous quarter.

IF YOU HAD SECURITIES TRANSACTIONS in the 3rd quarter of 1996, please enter the details of those transactions below, or attach a copy of the confirmation, then return this memo to me. In the future, you MUST arrange for your broker to send duplicate confirmations directly to me at Route 5750.

IF YOU HAVE NOT HAD PERSONAL SECURITIES TRANSACTIONS in the last quarter, write "none" below and return this memo to Route 5750.

There are detailed rules for transactions by trusts, estates, or other accounts you control. You may need to report transactions by relatives who live with you. You do not need to report mutual fund transactions, or purchases or receipts of stock through an employee benefit plan. Full instructions are available on the EMail compliance bulletin board. Please feel free to call with any questions.

     In order to comply with federal regulations, please make every effort to reply as soon as possible, but in no more than 10 days.

Transactions to be reported. Give name of security, date, quantity, total price, buy or sell, and brokerage firm. If none, write "none".


                                        Signature ______________________________

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                                                                       EXHIBIT D

                                  CERTIFICATION

                       CODE OF ETHICS/STATEMENT OF POLICY


The undersigned hereby certifies:

     That I have read and understand RIR's Code of Ethics and Policy Statement and have complied in all respects with the requirements hereof since the inception of the Code or the commencement of my employment with ReliaStar Investment Research, Inc., whichever is more recent, through the date of this certification.

I also  understand  that any  violations  of such Code and Policy  Statement may
subject  me  to  sanctions,   including  dismissal,  from  ReliaStar  Investment
Research, Inc.


                                        ----------------------------------------
                                        Signature


                                        ----------------------------------------
                                        Name (Printed)


                                        ----------------------------------------
                                        Date:

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                                    ADDENDUM

                                BROKER RELATIONS

Employees of ReliaStar Investment Research, Inc. ("RIR") direct substantial business to brokers and other intermediaries. It is important that the selection of brokerage firms, the registered representatives of such firms, and the continuing relationship with them, be based upon objective criteria. In dealings with such firms and registered representatives, it is necessary to avoid conflicts of interest and also situations which could create the appearance of conflicts of interest. In this regard an employee should be sensitive to how his or her actions would appear to the general public. For example, where an analyst makes investment evaluations for a client, the employee's action for his own personal trading should not be inconsistent with recommended actions for the client. An employee should not use a registered representative for his own personal trading if that registered representative is used for firm business. An employee should not receive a discount from a broker firm if it creates the appearance of improper conduct. Nor should an analyst purchase or sell securities in the industry in which he or she specializes in if such conduct would give rise to an appearance of improper conduct.

It should be remembered that the above are not intended to present an exclusive list of examples but merely to emphasize that both actual and appearances of conflicts of interest need to be avoided.

                   PURCHASES AND SALES OF RELIASTAR SECURITIES

All RIR employees need to exhibit care when purchasing or selling securities issued by ReliaStar Financial Corp. ("RFC"). RIR is responsible for providing investment advise to RFC and its affiliated companies, and as such, its employees may have information about RFC's affairs which could have an impact on earnings, potential acquisitions or dispositions or other significant events. All employees need to consider, prior to acquiring or disposing of RFC securities, if they are in possession of such non-public material information. If there is any question whether an employee would be trading on insider information, the person needs to review, prior to the trade, the contemplated transaction with the Director of Compliance. Along with the President of RIR, a determination could be made when such information would be considered "publicly available" or whether the information is material or not. Releases of information, and their dissemination to the general public would be taken into account to determine if information is no longer "non-public".

It is understood that RFC maintains certain ESOP programs on behalf of its employees. Generally, an employee's acquisition of RFC's securities through such programs are not within the employee's ability to time the acquisition, and as such, would not be considered purchases based on material non-public information.

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                                      GIFTS

No employee shall accept gifts, payments, fees, services, discounts, valuable privileges or other favors, where they would or might appear to influence improperly the individuals in the performance of duties for RIR and no employee shall provide or give gifts or favors to others where these might appear designed to improperly influence others in their relations with RIR.

This is not intended to preclude the acceptance or the giving of common courtesies usually associated with accepted business practices, including business functions such as luncheons, dinners and entertainment as long as they are reasonably related to a valid business purpose and, under the circumstances, reasonable with respect to the situation. As a guideline it should be kept in mind that generally single gifts should not exceed $100, gifts from any single source should be within $250 in any year and total gifts in any year should not exceed $500.

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